VOTING AGREEMENT

This VOTING AGREEMENT, dated as of October 18, 2007 (this “Agreement”), is made by and among: (i) each of the persons and entities identified on Exhibit A attached hereto (the “Subject Stockholders”); and (ii) each of the persons and entities identified on Exhibit B attached hereto (the “Lenders”).

R E C I T A L S

A. Reference is hereby made to: (i) that certain Waiver and Amendment No. 3 dated of even date herewith to that certain Credit Agreement, dated as of October 12, 2006, by and among NATIONAL COAL CORP., a Florida corporation (“Holdings”), NATIONAL COAL CORPORATION, a Tennessee corporation, the several Lenders party thereto from time to time (including the Lenders), and the Administrative Agent named therein (the “Waiver and Amendment”); and (ii) the warrants to be issued to the Lenders thereunder (the “Warrants”).

B. As of the date hereof, the Subject Stockholders beneficially own 9,070,476 shares of Common Stock of the Company, par value $0.0001 (the “Common Stock”) in the aggregate (such shares of Common Stock, together with any other shares of capital stock of Holdings acquired (whether held beneficially or of record) by the Subject Stockholders after the date hereof and prior the termination of all of the Subject Stockholders’ obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”).

C.  As an additional inducement for the Lenders to enter into and deliver the Waiver and Amendment, and in consideration therefor, the Subject Stockholders have agreed to enter into this Agreement.

A G R E E M E N T

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Voting Agreement. Until this Agreement is terminated in accordance with its terms, each Subject Stockholder agrees to vote the Shares beneficially owned by such Subject Stockholder (or, if permitted under the organizational documents of Holdings to provide a written consent in respect of such Shares), in connection with any meeting of the stockholders of Holdings (or any action by written consent in lieu of a meeting of stockholders of Holdings): (i) in favor of any stockholder resolutions ratifying or approving the issuance of the Warrants or any shares of Common Stock for which the Warrants are exercisable; and/or (ii) against any action or agreement which would materially impede or interfere with or prevent, the issuance or the exercise of the Warrants in full.

2. Representations and Warranties of the Subject Stockholder. Each of the Subject Stockholders hereby represents and warrants, severally and not jointly, for the benefit of the Lenders, severally and not jointly, as of the date hereof as follows:

a. Ownership of Shares. Such Subject Stockholder is the record and beneficial owner of and has the sole right to vote or direct the voting of the Shares set forth opposite such Subject Stockholder’s name on Exhibit A. Such Subject Stockholder holds such Shares free and clear of any liens, claims, options, charges or other encumbrances.

b. No Conflict. The execution and delivery of this Agreement by such Subject Stockholder does not, and the performance by such Subject Stockholder of his, her or its obligations under this Agreement will not: (a) conflict with or violate any legal requirement, order, decree or judgment applicable to such Subject Stockholder or by which such Subject Stockholder or any of the Subject Stockholder’s assets (including the Shares beneficially owned by such Subject Stockholder) are bound or affected; or (b) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on or otherwise affecting any of the Shares beneficially owned by such Subject Stockholder pursuant to any contract to which such Subject Stockholder is a party or by which such Subject Stockholder or any of such Subject Stockholder’s assets are bound or affected. The execution and delivery of this Agreement by such Subject Stockholder does not, and the performance by such Subject Stockholder of his, her or its obligations under this Agreement will not, require any consent of any person not a party hereto. In particular (and without limiting the foregoing), such Subject Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares beneficially owned by such Shareholder.

c. Enforceability. Such Subject Stockholder has all requisite power and capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Subject Stockholder and constitutes a legal, valid and binding obligation of such Subject Stockholder, enforceable against such Subject Stockholder in accordance with its terms, except to the extent that enforcement hereof may be limited by (a) applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or (b) general equitable principles (whether considered at law or in equity).

3. Termination. This Agreement shall terminate automatically, and without any further action on the part of any party hereto, upon the earliest of: (i) the date on which Holdings is advised by the NASDAQ that the Warrants may be issued and exercised in full without requiring stockholder approval; (ii) if such stockholder approval is required by NASDAQ, the date on which such stockholder approval is obtained; or (iii) the date on which Holdings is no longer obligated to issue the Warrants.

4. No Restraint on Officer or Director Action. This Agreement is intended to bind each Subject Stockholder solely in his, her or its capacity as a stockholder of Holdings and only with respect to the specific matters set forth herein, and shall not prohibit the Subject Stockholder who is a natural person from acting in accordance with his or her fiduciary duties as an officer or director of Holdings.

5. Miscellaneous.

a. Further Assurances. Each Subject Stockholder will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

b. Amendments and Modification. Subject to applicable law, this Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

c. Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

d. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements, negotiations, arrangements and understandings, whether written, electronic or oral, between the parties with respect to the subject matter hereof.

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e. Severability. Any invalidity, illegality, or limitation of the enforceability of any one or more of the provisions of this Agreement, or any part thereof, shall in no way affect or impair the validity, legality, or enforceability of this Agreement with respect to any other term or provision. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

f. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without application of conflicts of laws principles.

g. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that any Lender (without being joined by any other Lender) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Any Lender shall be entitled to its reasonable attorneys’ fees in any action brought to enforce this Agreement in which it is the prevailing party.

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IN WITNESS WHEREOF, this Voting Agreement has been duly executed by each of the Subject Stockholders and each of the Lenders as of the date first written above.

Subject Stockholder:

Jon Nix

Subject Stockholder:

Jenco Capital Corporation

By:
Name:
Its:

Subject Stockholder:

Crestview Capital Master, LLC

By:	Crestview Capital Partners, LLC
Its:	Manager

	By:	/s/ Stewart R. Flink
	Name:	Stewart R. Flink
	Its:	Manager

IN WITNESS WHEREOF, this Voting Agreement has been duly executed by each of the Subject Stockholders and each of the Lenders as of the date first written above.

Lender:

J-K NAVIGATOR FUND, L.P.

By:	Steelhead Partners, LLC
Its:	General Partner

By:
	Name:	Michael Johnston
	Title:	Manager

Lender:

STEELHEAD OFFSHORE CAPITAL, LP

By:	Steelhead Partners, LLC
Its:	Investment Manager

By:
	Name:	Michael Johnston
	Title:	Manager

Lender:

BIG BEND 38 INVESTMENTS L.P.
By: The 2M Companies, Inc., General Partner

By:
	Name:	Ian Trumpower
	Title:	Vice President

Exhibit A

SUBJECT STOCKHOLDERS

Name	Shares of Common Stock Beneficially Owned
Jon Nix	3,667,500
Jenco Capital Corporation	2,161,133
Crestview Capital Master, LLC	3,241,843

TOTAL:	9,070,476

Exhibit B

LENDERS

J-K Navigator Fund, L.P.

Steelhead Offshore Capital, LP

Big Bend 38 Investments, L.P.